UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2019 (January 15, 2019)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-41-22-716-9800

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed by Quotient Limited (the “Company” or “we”, “us” and “our”) on its Current Reports on Form 8-K filed December 5, 2018 (the “December 5, 2018 8-K”) and December 19, 2018 (the “December 19, 2018 8-K”), on December 4, 2018, the Company received the requisite consents from all of the holders of its outstanding $120.0 million aggregate principal amount of 12% Senior Secured Notes due 2023 (the “Notes”) to certain proposed amendments (the “Amendments”) to the indenture, dated as of October 14, 2016 (the “Base Indenture”), by and among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), governing the Notes. Following receipt of the consents, on December 4, 2018, the Company, the Guarantors, the Trustee and the Collateral Agent entered into a first supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) effecting the Amendments. The Amendments became operative on December 18, 2018. For more information about the Amendments, see the December 5, 2018 8-K and the December 19, 2018 8-K.

The Amendments included an increase to the limit on the aggregate principal amount of Notes that can be issued under the Indenture from $120.0 million to up to $145.0 million (this additional $25.0 million aggregate principal amount of Notes, the “CE Marking Notes”). Pursuant to the Amendments, the CE Marking Notes may be issued following the European CE Marking of the Company’s initial MosaiQ IH Microarray, subject to the consent of the Jersey Financial Services Commission to the issue of such CE Marking Notes (the “CE Marking Securities Triggering Event”).

On January 15, 2019, the Company and the subsidiary guarantors named therein entered into purchase agreements (the “Purchase Agreements”) with the purchasers named therein (the “Purchasers”) pursuant to which the Company agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase, subject to satisfaction of the CE Marking Securities Triggering Event on or before April 30, 2019 and certain other customary closing conditions, the principal amount of the CE Marking Notes set forth in Schedule 1 of each of the Purchase Agreements at a purchase price equal to 100% of the principal amount thereof. The Purchase Agreements include the terms and conditions of the offer and sale of the CE Marking Notes and other terms and conditions customary in agreements of this type.

Pursuant to the Purchase Agreements, the Company has also agreed to enter into royalty rights agreements at the closing (if any) of the CE Marking Notes substantially in the form filed as Exhibit 10.2 to this Current Report on Form 8-K (the “CE Marking Royalty Rights Agreements”) with each of the Purchasers, pursuant to which the Company will issue to such purchasers the right to receive, in the aggregate, a payment equal to 0.4% of the aggregate net sales of MosaiQ instruments and consumables in the donor testing market in the European Union and the United States (the “CE Marking Royalty Rights”). Except as described herein, the CE Marking Royalty Rights Agreements will be otherwise substantially identical to the CE Marking Royalty Rights Agreements (as defined in the Company’s Current Report on Form 8-K filed October 14, 2016), the Additional Royalty Rights Agreements (as defined in the Company’s Current Report on Form 8-K filed June 29, 2018) and the Consent Royalty Rights Agreements (as defined in the December 5, 2018 8-K), and will include other terms and conditions customary in agreements of this type.

The CE Marking Royalty Rights Agreements will provide that royalties will be payable beginning on the date that the Company or its affiliates makes its first sale of MosaiQ consumables in the donor testing market in the European Union or the United States and ending on the last day of the calendar quarter in which the eighth anniversary of the first contract date occurs

The Company plans to use the proceeds to, among other things, pay fees, costs and expenses arising in connection with the issuance of the CE Marking Notes and for general corporate purposes.

The descriptions of the Purchase Agreements and CE Marking Royalty Rights Agreements contained herein are qualified in their entirety by reference to the Forms of Purchase Agreement and Royalty Rights Agreement, which are filed as Exhibits 10.1 and 10.2, respectively to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Set forth below is a list of Exhibits included as part of this Current Report.

Exhibit	Description

10.1	Form of Purchase Agreement

10.2	Form of Royalty Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 16, 2019

QUOTIENT LIMITED

	By:	/s/ Christopher Lindop
Name: Christopher Lindop
Title: Chief Financial Officer